                                                            Exhibit (a)(1)(D)

                            Purchase Offer for Cash
                                     by the
                           TAIWAN GREATER CHINA FUND
                                   for up to
                    10,899,658 Shares of Beneficial Interest
                                       at
                        99% of Net Asset Value Per Share

------------------------------------------------------------------------------
         THE PURCHASE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
             WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
          SEPTEMBER 3, 2004, UNLESS THE PURCHASE OFFER IS EXTENDED.
------------------------------------------------------------------------------

                                                                  August 6, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We are enclosing herewith the material listed below relating to the offer by the Taiwan Greater China Fund, a Massachusetts business trust registered under the Investment Company Act of 1940 as a diversified closed-end investment company (the 'Trust'), to its shareholders to purchase up to 10,899,658 shares of its outstanding shares of beneficial interest, par value $0.01 per share, at 99% of the Trust's net asset value per share at the close of business on the Expiration Date (as defined below), net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchase Offer Statement, dated August 6, 2004 (the 'Purchase Offer Statement'), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the 'Purchase Offer'). The Trust may elect, but is not obligated, to purchase additional shares pursuant to the Purchase Offer. THE PURCHASE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING VALIDLY TENDERED.

    We have been engaged by the Trust as the Information Agent with respect to the Purchase Offer. We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. Please bring the Purchase Offer to their attention as promptly as possible. No fees or commissions (other than fees to the Information Agent and the Depositary as described in the Purchase Offer Statement) will be payable to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Purchase Offer. The Trust will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. A request to tender shares will be deemed invalid unless the required taxpayer identification number is or has been provided regarding backup tax withholding or unless an exemption is proved. No shareholder will be required to pay transfer taxes on the transfer to the Trust of shares purchased pursuant to the Purchase Offer, subject to Instruction 6 of the Letter of Transmittal.

    For your information and for forwarding to your clients we are enclosing the following documents:

     Purchase Offer Statement, dated August 6, 2004;

     Specimen Letter of Transmittal to be used by holders of shares to tender shares and for the information of your clients;

     Form of Notice of Guaranteed Delivery;

     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

     Letter which may be sent to your clients for whose accounts you hold shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Purchase Offer;

     Letter from the Trust to its shareholders; and

     Return envelope addressed to EquiServe Trust Company, N.A., the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE PURCHASE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 3, 2004, UNLESS THE PURCHASE OFFER IS EXTENDED (THE 'EXPIRATION DATE').
    Your communications to shareholders with respect to the Purchase Offer will constitute your representation to the Trust that:

     in connection with such communications you have complied with the applicable requirements of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder;

     if a foreign broker or dealer, you have conformed to the Rules of Fair Practice of the National Association of Securities Dealers, Inc. in making such communications; and

     in connection with such communications you have not used any offering materials other than those furnished by the Trust.

    The Purchase Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares residing in any jurisdiction in which the making of the Purchase Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    If a client instructs you by telephone to tender their shares, please record the telephone conversation (in accordance with applicable law).

    AS DESCRIBED IN THE PURCHASE OFFER, THE TRUST WILL, IF THE PURCHASE OFFER IS COMPLETED, PURCHASE ALL SHARES FROM SHAREHOLDERS WHO BENEFICIALLY OWN NOT MORE THAN 99 SHARES AND TENDER ALL OF THEIR SHARES. IF SUCH TENDER IS MADE BY A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ON BEHALF OF THE BENEFICIAL OWNER(S) OF SUCH SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS NOT MORE THAN 99 SHARES.

    NEITHER THE TRUST NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING SHARES. THE TRUST HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE TRUST WILL PARTICIPATE IN THE PURCHASE OFFER.

    Additional copies of the enclosed material may be obtained from the undersigned. Any questions you may have with respect to the Purchase Offer should be directed to us as provided below.

                                          Very truly yours,
                                          MACKENZIE PARTNERS, INC.
                                          the Information Agent


                    [Logo: MacKenzie Partners, Inc.]

                           105 Madison Avenue
                        New York, New York 10016
                   Email: proxy@mackenziepartners.com
                     (212) 929-5500 (call collect)
                                   or
                        TOLL-FREE (800) 322-2885

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE TRUST, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE PURCHASE OFFER, OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.

                                       2